Exhibit 3.15

State of California	OFFICE OF THE SECRETARY OF STATE [SEAL]
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of 4 page(s) was prepared by and in this office from the record on file, of which it purports to be a copy, and that it is full, true and correct.

THE STATE OF CALIFORNIA [SEAL]	IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
JUN 30 2010
/s/ DEBRA BOWEN DEBRA BOWEN Secretary of State

1760058 FILED In the office of the Secretary of State of the State of California MAR 10 1995 /s/ Bill Jones BILL JONES, Secretary of State

ARTICLES OF INCORPORATION OF BENSOFT, INCORPORATED

ARTICLE 1

The name of this corporation is BENSOFT, INCORPORATED.

ARTICLE 2

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

ARTICLE 4

This corporation’s initial agent for service of process is:

Stephen K. Lightfoot, Esq.

LIGHTFOOT & NORTHUP

151 South El Molino Avenue, Suite 303

Pasadena, California 91101

ARTICLE 5

The corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is Fifty Thousand (50,000).

Dated: 3/8, 1995	/s/ Robert W. Northup, Jr.
Robert W. Northup, Jr., Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and that this instrument is my act and deed.

/s/ Robert W. Northup, Jr.
Robert W. Northup, Jr.

FILED In the office of the Secretary of State of the State of California JUL 10 2003 /s/ Kevin Shelley KEVIN SHELLEY, SECRETARY OF STATE

A0599080 1760058 CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF BENSOFT, INCORPORATED

Thomas P. Horan II certifies that:

1.	He is the president and secretary of Bensoft, Incorporated, a California corporation.

2.	Article 5 of the Articles of Incorporation of this corporation is amended to read as follows:

“ARTICLE 5

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of shares which the Corporation shall have authority to issue is 10,000,000 shares, 5,000,000 of which shall be designated Common Stock (the “Common Stock”), and 5,000,000 of which shall be designated Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Immediately upon the effectiveness of this Certificate of Amendment of Articles of Incorporation, each share of the Corporation’s issued and outstanding Common Stock shall be converted into and become 1,000 shares of Common Stock.

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3.	The foregoing amendment to the articles of incorporation has been duly approved by the board of directors.

4.	The foregoing amendment of articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1,800. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

I further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of my own knowledge.

DATED: 6-27-2003	/s/ Thomas J. Horan II
Thomas J. Horan II,
President and Secretary

2	OFFICE OF THE SECRETARY OF STATE [SEAL]